REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Salamon Group, Inc.

We have audited the accompanying balance sheets of Salamon Group, Inc. (a development stage company) (the "Company") as of December 31, 2008 and 2007, and the related statements of operations, stockholders' deficit and cash flows for the years then ended. In addition, we have audited the statements of operations, stockholders' deficit and cash flows for the year ended December 31, 2006, which have been included in the Company's cumulative balances. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits. We did not audit the cumulative data from April 27, 2001 (inception) to December 31, 2005 in the statements of operations, stockholders' deficit and cash flows, which were audited by other auditors whose report dated April 12, 2006, which expressed an unqualified opinion (the report was modified related to the uncertainty of the Company's ability to continue as a going concern) has been furnished to us. Our opinion, insofar as it relates to the amounts included for the cumulative period from April 27, 2001 (inception) to December 31, 2005 is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Salamon Group, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended and for the period from April 27, 2001 (inception) to December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 1, the Company has no revenues and has suffered recurring losses from operations since inception, has a working capital deficit and has a deficit accumulated during the development stage at December 31, 2008. These items, among other matters, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.

/s/ KMJ | Corbin & Company LLP
KMJ | Corbin & Company LLP

Costa Mesa, CA
April 15, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

of Salamon Group, Inc.

(A Development Stage Company)

We have audited the accompanying statements of operations, stockholders’ deficit and cash flows for Salamon Group, Inc. (A Development Stage Company) for the period from April 27, 2001 (Inception) to December 31, 2005. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, presents fairly, in all material respects, the results of operations and cash flows for the period from April 27, 2001 (Inception) to December 31, 2005 of Salamon Group, Inc. (A Development Stage Company), in conformity with generally accepted accounting principles used in the country-regionUnited States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues or profitable operations since inception and has a severe working capital deficit. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS

Vancouver, country-regionCanada

April 12, 2006

SALAMON GROUP, INC.
(A Development Stage Company)

BALANCE SHEETS

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash	$2	$74
Prepaid expense	688	1,298

Total assets	$690	$1,372

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$50,538	$9,493
Due to related party	6,427	31,460
Total liabilities	56,965	40,953

Contingencies

Stockholders’ deficit:
Preferred stock, no par value; 10,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $0.001 par value; 500,000,000 shares authorized,
17,603,880 and 16,122,820 shares issued and outstanding, respectively	17,604	16,123
Additional paid-in capital	779,272	656,823
Deficit accumulated during the development stage	(853,151)	(712,527)
Total stockholders’ deficit	(56,275)	(39,581)

	$690	$1,372

See accompanying notes to financial statements

SALAMON GROUP, INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS

			For The
			Period
	For The Year	For The Year	From April
	Ended	Ended	27, 2001
			(Inception)
	December 31,	December 31,	to December 31,
	2008	2007	2008

EXPENSES
General and administrative	$140,624	$132,635	$502,318
Interest expense	-	35,833	35,833
Research and development	-	315,000	315,000

Net loss	$(140,624)	$(483,468)	$(853,151)

Loss per share:
Basic and diluted	$(0.01)	$(0.04)

Weighted average shares outstanding	16,824,971	12,443,740

See accompanying notes to financial statements

SALAMON GROUP, INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS

			For the
			Period
	For The Year	For The Year	From April
	Ended	Ended	27, 2001
			(Inception)
	December 31,	December 31,	to December 31,
	2008	2007	2008

Cash flows from operating activities:
Net loss	$(140,624)	$(483,468)	$(853,151)
Adjustments to reconcile net loss to net
cash used in operating activities:
Amortization of intangible asset	-	-	55,000
Estimated fair value of common stock issued for patents	-	315,000	315,000
Beneficial conversion of amounts due to related party	-	35,833	35,833
Depreciation of property and equipment	-	-	4,515
Estimated fair value of common stock issued
for services	17,012	25,000	63,791
Changes in operating assets and liabilities:
Prepaid expense	610	(1,298)	(688)
Accounts payable	51,104	(7,600)	60,597

Net cash used in operating activities	(71,898)	(116,533)	(319,103)

Cash flows from investing activities:
Purchase of property and equipment	-	-	(4,515)
Purchase of license	-	-	(50,000)

Net cash used in investing activities	-	-	(54,515)

Cash flows from financing activities:
Advances from related parties	71,826	116,577	270,620
Issuance of common stock for cash	-	-	103,000

Net cash provided by financing activities	71,826	116,577	373,620

Net change in cash	(72)	44	2

Cash, beginning of period	74	30	-

Cash, end of period	$2	$74	$2

Non cash:
Estimated fair value of common stock issued upon conversion
of amounts due to related parties	$96,859	$167,334	$264,193
Estimated fair value of common stock issued for license	$-	$-	$5,000
Estimated fair value of common stock issued in conversion of
accounts payable	$10,059	$-	$10,059

See accompanying notes to financial statements

SALAMON GROUP, INC.
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS' DEFICIT
From April 27, 2001 (Inception) to December 31, 2008

Common Stock

				Deficit
				Accumulated
			Additional	During the	Total
			Paid-in	Development	Stockholders’
	Shares	Amount	Capital	Stage	Deficit

Balance at April 27, 2001	-	$-	$-	$-	$-
(inception)
Shares issued for cash	1,850,324	1,850	34,682	-	36,532
Estimated fair value of shares
issued for purchase of license	5,000,000	5,000	-	-	5,000
Estimated fair value of shares	702,450	703	-	-	703
issued for services
Net loss	-	-	-	(34,337)	(34,337)

Balance at December 31, 2001	7,552,774	7,553	34,682	(34,337)	7,898
Shares issued for cash	481,046	481	43,527	-	44,008
Estimated fair value of shares	500,000	500	9,900	-	10,400
issued for services
Net loss	-	-	-	(54,959)	(54,959)

Balance at December 31, 2002	8,533,820	8,534	88,109	(89,296)	7,347
Shares issued for cash	183,640	184	22,276	-	22,460
Estimated fair value of shares	143,960	144	392	-	536
issued for services
Estimated fair value of shares	101,400	101	10,039	-	10,140
issued for expenses
Net loss	-	-	-	(47,881)	(47,881)

Balance at December 31, 2003	8,962,820	8,963	120,816	(137,177)	(7,398)
Net loss	-	-	-	(32,966)	(32,966)

Balance at December 31, 2004	8,962,820	8,963	120,816	(170,143)	(40,364)
Net loss	-	-	-	(31,102)	(31,102)

Balance at December 31, 2005	8,962,820	8,963	120,816	(201,245)	(71,466)
Net loss	-	-	-	(27,814)	(27,814)

Balance at December 31, 2006	8,962,820	8,963	120,816	(229,059)	(99,280)
Estimated fair value of common
stock issued upon conversion
of amounts due to related party	2,310,000	2,310	200,857	-	203,167
Estimated fair value of common
stock issued for patents	4,500,000	4,500	310,500	-	315,000
Estimated fair value of common
stock issued for consulting
services	350,000	350	24,650	-	25,000
Net loss	-	-	-	(483,468)	(483,468)
Balance at December 31, 2007	16,122,820	16,123	656,823	(712,527)	(39,581)

SALAMON GROUP, INC.
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS' DEFICIT
From April 27, 2001 (Inception) to December 31, 2008

Estimated fair value of common
stock issued upon conversion
of amounts due to related parties	1,879,880	1,880	94,979	-	96,859
Estimated fair value of common
stock issued for services	400,000	400	14,600		15,000
rendered				-
Estimated fair value of common
stock issued for accrued services	201,180	201	11,870	-	12,071
Shares surrendered by former
director	(1,000,000)	(1,000)	1,000	-	-
Net loss	-	-	-	(140,624)	(140,624)
Balance at December 31, 2008
	17,603,880	$17,604	$779,272	$(853,151)	$(56,275)

See accompanying notes to financial statements

SALAMON GROUP, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

1.	Nature of Operations and Continuance of Business

Salamon Group, Inc. (the " Company ") was incorporated in the state of Nevada on April 27, 2001 (“ Inception ”). The Company is a development stage company whose principal business plan is to seek earnings by exploiting technology in the field of "alternative energy sources", which technology includes four patents pending related to electrical power generation.

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America applicable to a going concern. At December 31, 2008, the Company has no revenues to date, has accumulated losses of $853,151 and a working capital deficit of $56,275 and expects to incur further losses in the development of its business, all of which cast substantial doubt about the Company’s ability to continue as a going concern. Management plans to continue to provide for the Company's capital needs during the year ending December 31, 2009 by issuing debt and equity securities and by the continued support of its related parties (see Note 3). The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence. There is no assurance that funding will be available to continue the Company’s business operations.

On July 5, 2001, the Company entered into a licensing agreement with Space Globe Technologies Ltd. (" Space Globe "), a Canadian corporation. The agreement allows the Company to use certain technology with respect to a power cell technology used for internal and external electrical applications. The sole shareholder and sole director of Space Globe is John Salamon who is the President and a Director of the Company.

In January 2005, Space Globe and the Company in mutual agreement replaced the license agreement with an agreement that was amended December 31, 2007, which transferred 100% ownership of, and rights to, Space Globe’s technology related to electrical power generation to the Company for no further consideration. John Salamon, the Company’s Chief Executive Officer and majority shareholder, also assigned to Salamon Group a 99% interest in the rights to the patent pending.

In June 2007, Space Globe transferred to Salamon Group 100% ownership of rights to Space Globe’s technology related to wireless electrical power generation, including a 99% interest in three patent applications, for a total 4,500,000 shares of the Company’s common stock (see Note 4).

The Company has prepared the accompanying financial statements in accordance with United States generally accepted accounting principles (“ GAAP ”) for year end financial information.

2.	Summary of Significant Accounting Policies

(a)	Development stage enterprise

The Company is a development stage company as defined in Statement of Financial Accounting Standards (" SFAS ") No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company is devoting substantially all of its present efforts to establishing a new business, and its planned principal operations have not yet commenced. All losses accumulated since Inception have been considered as part of the Company's development stage activities.

SALAMON GROUP, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

(b)	Basic and diluted net loss per share

The Company computes net loss per share in accordance with SFAS No. 128, “Earnings per Share”, which requires presentation of both basic and diluted loss per share (“ EPS ”) on the face of the statement of operations. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, convertible preferred stock, and convertible debt, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all potentially dilutive common shares if their effect is antidilutive. At December 31, 2008 and 2007, there were no potentially dilutive instruments outstanding.

(c)	Revenue recognition

Revenues from the sale of products will be recorded when the product is shipped, title and risk of loss have transferred to the purchaser, payment terms are fixed or determinable and payment is reasonably assured. Revenues from service contracts will be recognized when performance of the service is complete or over the term of the contract.

(d)	Foreign currency transactions/balances

Transactions in currencies other than the U.S. dollar are translated at the rate in effect on the transaction date. Any balance sheet items denominated in foreign currencies are translated into U.S. dollars using the rate in effect on the balance sheet date. There have been no significant transactions in currencies other than the U.S. dollar since Inception.

(e)	Income Taxes

The Company determines its income taxes under the asset and liability method in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

(f)	Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the amounts reported in these financial statements and the accompanying notes. Actual results could differ from those estimates.

(g)	Financial Instruments

The fair values of cash, accounts payable, and amounts due to related parties approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

(h)	Issuance of Stock for Non-cash Consideration

All issuances of the Company’s common stock for non-cash consideration have been assigned a dollar amount equaling either the market value of the shares issued or the value of consideration received whichever is more readily determinable. The majority of the non-cash consideration received pertains to services rendered by consultants and others and has been valued at the market value of the shares issued.

SALAMON GROUP, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of Emerging Issues Task Force (“ EITF ”) Issue No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF Issue No. 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees . ” The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

(i)	New Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations." SFAS No. 141(R) provides companies with principles and requirements on how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any non controlling interest in the acquiree as well as the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141(R) also requires certain disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS No. 141(R) is effective for business combinations occurring in fiscal years beginning after December 15, 2008. Early adoption of SFAS No. 141(R) is not permitted. The Company is currently evaluating the impact SFAS No. 141(R) will have on any future business combinations.

In June 2007, the FASB ratified a consensus opinion reached on EITF Issue No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities.” The guidance in EITF Issue No. 07-3 requires the Company to defer and capitalize nonrefundable advance payments made for goods or services to be used in research and development activities until the goods have been delivered or the related services have been performed. If the goods are no longer expected to be delivered nor the services expected to be performed, the Company would be required to expense the related capitalized advance payments. The consensus in EITF Issue No. 07-3 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2007 and is to be applied prospectively to new contracts entered into on or after December 15, 2007. Early adoption is not permitted. Retrospective application of EITF Issue No. 07-3 is also not permitted. The Company adopted EITF Issue No. 07-3 effective January 1, 2008. The impact of applying this consensus will depend on the terms of the Company’s future research and development contractual arrangements entered into on or after December 15, 2007.

Other recent accounting pronouncements issued by the FASB (including the EITF) and the American Institute of Certified Public Accountants did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

3	Related Party Transactions

(a)

Amounts owing to Space Globe are unsecured, non interest bearing and are due on demand. The sole shareholder and sole director of Space Globe is John Salamon who is the President and a Director of the Company. At December 31, 2008 and 2007, a total of $6,427 and $31,460, respectively, was due to Space Globe.

(b)

During the year ended December 31, 2008, the Company shared office space and travel arrangements with Space Globe. During each of the years ended December 31, 2008 and 2007, the Company incurred an aggregate of approximately $12,000 of allocated rent and travel expense.

(c)

On December 31, 2008, a former director of the Company surrendered 1,000,000 shares of his common stock for no consideration. Accordingly, the Company has not reflected such shares as issued or outstanding at December 31, 2008 as such shares have been cancelled by the Company.

(d)

On November 15, 2008, the Company issued 869,050 shares of common stock to Space Globe at a price of $0.02 per share (the estimated fair value) to settle indebtedness of $17,821 owed to Space Globe for loan advances.

(e)

On August 19, 2008, the Company issued 476,129 shares of common stock to Space Globe at a price of $0.07 per share (the estimated fair value) to settle indebtedness of $33,329 owed to Space Globe for loan advances.

SALAMON GROUP, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

3	Related Party Transactions, continued

(f)

On August 19, 2008, the Company issued 203,543 shares of common stock to a director at a price of $0.07 per share (the estimated fair value) to settle indebtedness of $14,249 owed for working capital advances.

(g)

On April 16, 2008, the Company issued 331,158 shares of common stock to Space Globe at a price of $0.095 per share (the estimated fair value) to settle indebtedness of $31,460 owed to Space Globe for loan advances.

(h)

During the year ended December 31, 2007, Mr. Salamon, through his company, Space Globe, contributed patent applications to the Company in exchange for 4,500,000 shares of common stock (see Notes 1 and 4).

(i)	During the year ended December 31, 2007, Space Globe converted advances made to the Company into 2,310,000 shares of common stock (see Note 4).

(j)

On July 5, 2001, the Company purchased a license related to certain power cell technology for cash of $50,000 and five million common shares of the Company valued at $5,000 from Space Globe. In addition, the Company agreed to pay Space Globe a royalty equal to 3% of the gross sales derived from the technology. To date, no sales have been made and accordingly no royalties have been earned in connection with this agreement.

4	Stockholders’ Deficit

(a)	As of December 31, 2008, there are no preferred shares issued and outstanding.

(b)	As of December 31, 2008, the Company has not granted any stock options or warrants.

(c)

On October 27, 2008, the Company issued 201,180 shares of the Company’s common stock as payment for services rendered. The Company had accrued $10,059 for such services. However, based on the estimated fair value of the Company’s common stock on the date of conversion, the Company has recorded an additional $2,012 of expense.

(d)

In September, 2008, the Company issued 1,200,000 forfeitable shares of common stock to a consultant. In accordance with the applicable consulting agreement, the shares are to be earned ratably over the one-year term of the agreement through August, 2009. During the year ended December 31, 2008, the Company recorded $15,000 of expense and recorded 400,000 common shares as issued and outstanding. As 800,000 of such shares are not considered issued for accounting purposes they have been excluded from the Company’s issued and outstanding shares.

(e)	In November 2007, the Company issued 518,340 shares of common stock to Space Globe for the conversion of advances in the amount of $77,751 or $0.15 per share, the estimated fair value (see Note 3).

(f)

Mr. Salamon and his company Space Globe, contributed three patent applications to the Company in June 2007 (see Note 3). In exchange for the patents, the Company issued 4,500,000 shares of common stock to Space Globe. The shares were valued at $0.07 per share, the estimated fair value of the stock on the measurement date. The total value of the shares of $315,000 was recorded as research and development expense in the accompanying statements of operations as there was no asset value on the books of Space Globe at the time of the contribution.

(g)

In June 2007, the Company issued 1,791,660 shares of common stock to Space Globe for the conversion of advances in the amount of $89,583, or $0.05 per share (see Note 3). Since the estimated fair value of the stock at the time of conversion was $0.07 per share, the Company recorded interest expense of $35,833 related to the beneficial conversion equal to the difference between the value of the shares issued and the advances converted in the accompanying statements of operations.

(h)

In June 2007, the Company, pursuant to an agreement, issued shares to a third party for services provided. According to the terms of the agreement, the Company issued 350,000 shares of its common stock, which were valued at their estimated fair value of $0.07 per share (based on the fair value of the services provided) for total of $25,000. As of December 31, 2007, all services related to the agreement have been provided and the value of the shares was recorded in general and administrative expense in the accompanying statements of operations.

SALAMON GROUP, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

4	Stockholders’ Deficit, continued

(i)

During the year ended December 31, 2003, 183,640 shares were issued for cash of $22,460 at an average price of $0.12 per share and 245,360 shares were issued for services and other expenses with a fair value of $10,676 at an average price of $0.04 per share

(j)

During the year ended December 31, 2002, 481,046 shares were issued for cash of $44,008 at an average price of $0.09 per share and 500,000 shares were issued for services with a fair value of $10,400 at an average price of $0.02 per share.

(k)

During the period ended December 31, 2001, 1,850,324 shares were issued for cash of $36,532 at an average price of $0.02 per share and 702,450 shares were issued for services with a fair value of $703 at an average price of $0.001 per share.

(l)	On July 5, 2001, 5,000,000 shares with a stated par value of $0.001 per share were issued as part of the consideration to acquire a license (see Note 5).

5	Contingencies

(a)	Litigation

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company. The Company is currently not aware of any such legal proceedings or claims that the Company believes will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

(b)	Indemnities and Guarantees

During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions. The Company indemnifies its directors, officers, employees and agents to the maximum extent permitted under the laws of the State of Nevada. These indemnities include certain agreements with the Company's officers under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship. The duration of these indemnities and guarantees varies and, in certain cases, is indefinite. The majority of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated to make significant payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheets.

(c)

On June 20, 2008, the Company entered into a license agreement with 482229 B.C. Ltd. (“482229”), a private company based in Kelowna, British Columbia, whereby we granted 482229 the exclusive rights to manufacture, market, distribute and sell in Canada all electrical power generation products derived from our 2001 patent pending. The license is for an initial term of seven years. 482229 has agreed to pay us a one time licensing fee of CDN$15,000 on or before June 20, 2009 and additional fees equal to 3% of 482229’s gross revenues derived from the sale of products, payable quarterly. In order to maintain the license, 482229 must meet or exceed the following minimum sale requirements:

During Year Ended	Minimum Total Sales of Products
December 31, 2008	CDN$0.00
December 31, 2009	CDN$20,000
December 31, 2010	CDN$30,000
December 31, 2011	CDN$40,000
December 31, 2012	CDN$50,000
December 31, 2013	CDN$60,000
December 31, 2014	CDN$70,000

SALAMON GROUP, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

6.	Income Taxes

Reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	2008	2007
Statutory federal income tax rate	34%	34%
State income taxes, net of federal benefit	-	-
Change in valuation allowance	(39%)	(9%)
Other	5%	(25%)
	-	-

The following is a summary of the significant components of the Company’s deferred income tax asset as of December 31, 2008:

Net operating loss carry forwards	$196,000
Less valuation allowance	(196,000)
$-

At December 31, 2008, the Company had net operating loss carry forwards of approximately $503,000 available to offset future federal and state income taxes and will begin to expire in 2025 and 2017, respectively. SFAS No. 109 requires that the tax benefit of such net operating losses be recorded using current tax rates as an asset to the extent management assesses the utilization of such net operating losses to be more likely than not. Based upon the Company’s short-term historical operating performance, the Company provided a full valuation allowance against the deferred tax asset in 2006. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period. At December 31, 2008, the effect of such limitation, if imposed, has not been determined.

7.	Subsequent Events

In January, 2009, the Company issued 200,000 shares of unrestricted common stock to Space Globe at a price of $0.03 per share (the estimated fair value) to settle indebtedness of $6,000 owed to Space Globe for loan advances (see Note 3).

During the three months ended March 31, 2009, a consultant earned 300,000 shares of common stock in connection with the consulting agreement entered into in September 2008 (see Note 4).